Exhibit 10.26


                                  July 10, 2001


DELIVERY BY HAND

Craig Saline
707 Hoffman Street
Elmira, NY 14905

Dear Mr. Saline:

This letter contains the terms of a mutual agreement ("Agreement") regarding your separation from World Kitchen, Inc. (the "Company"). As a full and binding resolution of all matters relating to your employment with and separation from the Company, You and the Company agree as follows:

1.   Resignation.  You agree to resign and the Company agrees to accept your
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     resignation effective July 10, 2001 (the "Separation Date").

2.   Payments Due.  The Company will tender to You the following payments:
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(a)       pursuant to the terms of your April 11, 2000 Employment Agreement,
          (i) severance equal to the gross amount of $240,000 (less deductions for federal, state and other income taxes, social security insurance, and other payroll withholding), to be made in twelve equal monthly payments commencing with the month following the termination of the Independent Contractor Agreement referred to in Paragraph 3(a) below, and (ii) executive outplacement services for six months through a management consulting service of the Company's choice at a location convenient to you; and

(b)       payment for any accrued but unused vacation days in 2001.

3.   Additional Separation Benefits.  In consideration of the terms and
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     conditions set out in the paragraphs that follow in this Agreement, the
     Company will provide additional separation benefits as follows:

(a)       Independent Contractor Agreement.  The opportunity to enter into a
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          mutually-agreeable written contract with the Company, under which You


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          as an independent contractor will provide consulting services as assigned by WKI's Chief Executive Officer for a period of six months or until You commence employment, in return for compensation in the gross amount of $20,000 (twenty-thousand dollars) per month.

(b)       Group Medical Insurance.  The Company will pay the Company's share
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          of the premium for your continued coverage in the WKI group medical insurance plans in which You presently participate (medical, dental and life insurance), for the period required by COBRA, to a maximum of 18 months.

(c)       Sale of your House at 707 Hoffman Street, Elmira, NY.  The Company
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          will cover the sale of your home at 707 Hoffman Street, Elmira, NY, under the Home Sale provision of the Transferring Homeowner Policy with Remax.

(d)       Storage and Moving.  The Company will pay you Fifteen Thousand
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          Dollars ($15,000) when you close on your home in Elmira as compensation for the moving and storage of your household effects.

     You also agree and acknowledge that the total of the benefits described in Paragraph 3 are in full consideration of the terms You agree to in this Agreement and that You would have no entitlement to them absent this Agreement.

4.   Release
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(a)       Except for any right You (as defined in Paragraph 4(b) below) may have to challenge that You are entering into this Agreement knowingly and voluntarily, by signing this Agreement, You agree and acknowledge that You are waiving your right to assert and are releasing and discharging the Company and each of the Company's successors, assigns, divisions, subsidiaries, current or prior parents and affiliates, and the directors, officers, agents, employees, representatives, and attorneys of the Company or any divisions, current or prior parents, subsidiaries and affiliates, from any and all claims of any sort, known or unknown, which You now have or have ever had that in any way relate to your employment relationship with the Company or the termination of the employment relationship with the Company (the "Release"). This Release specifically includes, but is not limited to, any claims under the Age Discrimination in Employment Act, 29 U.S.C. Sec. 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sec. 2000e, et seq., 42 U.S.C. Sec. 1981, the Employment Retirement Income Security Act, 29 U.S.C. Sec. 1001, et seq., the Americans With Disabilities Act, 42 U.S.C. Sec. 12101, et seq., the Civil Rights Act of 1991,


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          the Fair Labor Standards Act, 19 U.S.C. Sec. 201, et seq., the Family
          and Medical Leave Act, 29 U.S.C. Sec. 2601, et seq., the Equal Pay Act, 29 U.S.C. Sec. 206(d), et seq., the Rehabilitation Act, 29 U.S.C. Sec. 794, et seq., and the New York Human Rights law, and New York State Labor Law, each as amended, or under any other federal, state or local statute, law, regulation, or ordinance banning any type of employment discrimination or in any way pertaining to or regulating employment relationships as well as any claim of unlawful retaliation, wrongful discharge, breach of contract (express or implied), breach of good faith and fair dealing, emotional distress, claims of personal injury, injury to personal reputation, any equitable or any other type of claim whatsoever in any way related to your employment or the termination of your employment.

(b) For purposes of this Release, "You" shall include Craig Saline, his spouse, issue, agents, representatives, guardians, assigns, dependents, heirs, executors, administrators, and attorneys.

(c) You represent that You have not filed any lawsuit, petition, charge of discrimination, grievance or action of any nature against the Company, or anyone else released above, asserting any claims that are released in Paragraph 4(a).

5.   Consultation with Legal Counsel.  You acknowledge that the Company here
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     has advised You in writing to consult with counsel and has granted You at least twenty-one (21) days to consider this Agreement, including its Release, before signing it.

6.   Revocation Period.  Following your execution of this Release, You will
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     have seven (7) days during which to revoke your agreement to this Release.
     Any revocation must be in writing, and received by the Company's General Counsel Raymond Kulla, before 5:00 p.m. Eastern Standard Time on the 8th day following your execution. If You execute and do not revoke your agreement, this Release shall become effective and enforceable upon the expiration of the revocation period, and the separation benefits described above in Paragraph 3 will then be provided to You.

7.   No Solicitation of Employees.  You acknowledge that the Company has a
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     highly qualified and loyal work force and a consequent valuable and strong interest in maintaining that work force. You here agree that, for a period of one year after the Separation Date, You will not contact any employees of the Company,


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     directly, indirectly or through a third party, for the purpose of soliciting or inducing them in any fashion to quit at any time their employment with the Company for any purpose.

8.   Cooperation in Investigations, Claims and Litigation.  You agree that, at
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     the request of the Company, You will cooperate with the Company and its subsidiaries and affiliates and their officers, directors and counsel in connection with any investigation, claim or litigation relating to any matter in which You were involved during your employment with the Company or of which You have knowledge. The Company agrees to reimburse You for all reasonable expenses incurred by You in providing such assistance and to pay a reasonable per diem rate for any services requested of You in connection
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     therewith.

9.   Breach of Paragraphs 7 or 8.  In the event that You breach Paragraphs 7
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     or 8, You agree that effective with such breach the Company's obligation to make any payments to You or to provide You with any benefits pursuant to Paragraph 3 shall cease immediately, without prejudice to the Company's right to seek any other remedy, including injunctive relief, and without prejudice to the Company's right to enforce the Release in Paragraph 4.

10.  Final Settlement of Claims and Employment.  You understand and agree
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     that, except for any right You may have to challenge the knowing and voluntary nature of this Agreement, any claims or disputes in any way related to your employment relationship and separation from the Company are fully compromised, settled and released on the effective date of this Agreement.

11.  No Admission of Fault.  You acknowledge and understand that nothing in
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     this Agreement is an admission of fault or wrongdoing by the Company.

12.  Nature of Separation.  You agree that You are resigning from the Company
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     and that if asked about your separation from the Company, You and any authorized Company representative will respond that You resigned for reasons and on terms mutually acceptable to You and the Company.

13.  Voluntary Nature of Agreement.  Both parties acknowledge that they have
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     read this Agreement before executing it, understand its terms and have knowingly and voluntarily chosen to enter into this Agreement. The parties also acknowledge that no promise or representation has been made by You to the Company or by the Company to You other than as set out in this Agreement.


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14.  Confidentiality of The Terms of This Agreement.  You agree not to
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     disclose the terms and provisions of this Agreement to anyone other than your spouse, your current attorney, tax advisor or financial advisor. You further agree that because of the difficulty of enforcing this provision, and harm to the Company, the Company is entitled to injunctive relief against any breach of this provision in addition to any other relief to which it may be entitled.

15.  Severability.  This Agreement is expressly made subject to the
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     provisions of applicable federal laws and the internal laws of the State of
     New York, without regard to its choice of law rules. If any provision of this Agreement is invalidated or held unenforceable because of any conflict with any such law (or any other law deemed applicable), the remaining provisions hereof shall not be affected but shall continue to be valid and enforceable to the fullest extent permitted by law.

16.  Return of Company Property.  You represent that You have returned all
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     Company files, documents, proprietary information, keys, credit cards bearing the Company's name, and Company-owned equipment, including but not limited to pagers, telephones, facsimile equipment and computers.

17.  Other Agreements or Plans.  Execution of this Agreement will not alter
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     the rights or obligations of You or of the Company under the April 11, 2000
     Employment Agreement, and the $240,000 (two hundred and forty thousand dollars) severance payment, less applicable federal, state and local taxes and deductions, due under the Employee Agreement thus will be made in twelve equal installments commencing with the month following the termination of the Independent Contractor Agreement described in Paragraph 3(a) of this Agreement. Execution of this Agreement further will not alter the rights or obligations of You or of the Company under the Management Stockholder's Agreement, including but not limited to the provisions on non-disclosure of confidential information and the covenant not to compete contained in its paragraph 26. Further, execution of this Agreement will not effect any vested rights that You may have under the World Kitchen, Inc. pension plan, the Investment Plan 401(k), or the Borden, Inc. Supplemental Pension Plan.

18.  Modification.   The provisions of this Agreement are severable, and to
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     the extent one provision is determined to be invalid, the remaining provisions shall remain binding on the Parties. This Agreement constitutes the complete understanding between You and the Company. The Agreement may be modified or amended only by a written instrument executed by all of the parties hereto. It may not be amended, modified, changed or added to in any manner by verbal statements, acts


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     or conduct. Any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.

The Company acknowledges its agreement to the terms and conditions contained above by having a duly authorized representative sign below.

If You mutually agree to these terms and conditions, sign and date this Agreement below and postmark an executed copy to the attention of Raymond Kulla no later than August 1, 2001, which is at least 21 days after you were tendered this Agreement. THIS IS A LEGAL DOCUMENT. PLEASE CONSULT AND ATTORNEY, AND CONSIDER IT CAREFULLY BEFORE SIGNING IT.

Sincerely,


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STEVEN G. LAMB, PRESIDENT & CEO





                                    Acknowledged and agreed to this
                                           day of          , 2001
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                                    ------------------------------------
                                    Craig A. Saline


                                    Subscribed and sworn to before
                                    me this      day of           ,
                                            ----        ----------
                                    2001.

                                    -------------------------------
                                    Notary Public
                                    My commission expires:


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